CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 81 to the Registration Statement (Form N-1A, No. 002-88566) of our report dated February 10, 2017, on the financial statements and financial highlights of International Equity Portfolio, included in the December 31, 2016 Annual Report to Shareholders of Neuberger Berman Advisers Management Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts
 October 18, 2017